FOR IMMEDIATE RELEASE May 19, 2016

PCSV Thrust-uav announces riot product launch

PCSV Thrust-UAV discusses Covington, VA Events and Riot Product Opportunities.

Boise, Idaho, May 19th, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the official launch event for the Riot 250R Pro, a high performance First Person View (FPV) racing drone being released in an Almost Ready To Fly (ARF) product format – something that consumers will be able to purchase and fly, out-of-box, in amateur and professional FPV racing leagues.

The Riot 250R Pro – Thrust UAV’s flagship FPV racing drone is launching this week in Covington, Virginia, on May 20th at the Flying Circus FPV Festival, one of the largest FPV events on the East coast this year. The Riot, well known for its racing performance in hobby circles, is the primary product focus for Thrust-UAV in its core business focus of FPV racing technology. FPV drone racing is taking the world by storm as organized racing events continue to expand rapidly to accommodate this explosive, high-energy sport that is running high-stakes races such as the recent World Drone Prix in Dubai that offered $1MM in prize money to racers. Now the FPV drone racing experience is making its way to major network exposure with ESPN through partnerships with growing league organizations such as the International Drone Racing Association (IDRA).

Dahlton Grover who directs Channel Partner Development at PCS Edventures will be on site in Covington all week working with the Thrust-UAV development team who will be racing in the Flying Circus events. Thrust UAV is a major sponsor for the event and will be hosting a launch party Friday night prior to evening racing through the underground caverns in an event called the “Riot Underground!” More details on the events can be found at the event website, http://www.flyingcircusfpvfestival.com/.

EJ Duarte, Director of R&D for Thrust-UAV said of the product launch, “Wow – we are so excited to be here and the Riot 250R Pro is amazing. We’ve been working on this product for months. We took two years worth of flying experience, experimenting, and prototyping and rolled it into a blow-your-mind, ready-to-fly racer that customers are going to love. We are thrilled to be here and thrilled to be a major sponsor for the Flying Circus FPV Festival!”

Dahlton Grover said of the event, “This is what we have all been waiting for – the official launch of the Riot! To all of you racers, resellers, distributors, and drone lovers – this really is the drone you’ve been looking for – contact me ASAP if you are interested in reselling the Riot, it’s going to be a long waiting list if you show up late for the party!”

Chris Haskins, Development Engineer for Thrust-UAV, Drone Racing League (DRL) pilot, and one of the lead designers of the Riot said “This racing venue is incredible – we have thousands of feet of illuminated caverns and have spent hours stringing lights through the course. The experience at this event will blow racers away, as will the Riot! I can’t wait to compete.”

Joe Egusquiza, Business Manager for Thrust UAV said, “I can’t say enough about the hard work that everyone has contributed to get us to this point. The Riot is a game-changing product in an exploding market, and I think our timing is perfect. Our current operations group is working on scenarios related to keeping up with anticipated demand, which is an awesome problem solving challenge for our people. Honestly, I don’t think our timing for entering this industry could be better. Seven months ago would have been too early, six months from now would be too late, and we are coming on to the scene with an outstanding product, outstanding support plan, and an outstanding long term strategy at the perfect moment. I can’t wait to see what happens next.”

Todd Hackett, CEO of PCS Edventures!, said of the Riot product launch. “I have believed in this product and this market opportunity since it was presented to me last year and I’m glad to see this moment arrive. To our shareholders and supporters, thank you for being part of this company, part of this incredible product, and part of a historic moment as we all contribute to a major new sport that is capturing the imagination of people around the world. I’ve invested time, energy, and an extraordinary amount of capital to make this dream a reality. I believe in it and the people behind it. Thanks to you all.”

About Thrust UAV

Thrust-UAV is a Boise-based business unit owned and operated by PCS Edventures! focusing on creating innovative, cutting-edge technology solutions for the exploding FPV drone racing market. Thrust-UAV monetizes these innovative technology solutions through the production of racing drones and precision, high-performance electronic modules applicable to many industries.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Reseller and Distributor Contact: Dahlton Grover, dahlton@edventures.com

Investor Relations Web Site: pcsv.global

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